EXHIBIT 99.1



Alvin L. Dahl, Chief Financial Officer (CFO) of 21st Century Technologies, Inc (OTC:BB TFCT.OB-News) has reported to the company that the annual report for the 2003 will demonstrate unprecedented gains in total assets and shareholder's equity over 2002. Mr. Dahl has advised management that assets have increased five-fold over 2002 and that shareholder's equity has increased approximately 21 times when compared to the company's performance for 2002.

Mr. Dahl stated, "The Company will report assets at the close of 2003 of $13,489,476, which represents an enormous gain over 2002's $2,534,637. Shareholder's equity has enjoyed an even greater percentage increase. Shareholder's equity for 2003 will be at $11,484,252, as opposed to 2002's $547,069. These gains are truly impressive, and reflect the scope of the turn-around which the Company has accomplished. I am optimistic for continued good news as Company continues to solidify its present standing and build for the future."

Complete details will be contained in the company's forthcoming 10-K to be filed with the Securities and Exchange Commission on or before March 30, 2004.

21st Century Technologies is a Business Development Company pursuant to the Investment Company Act of 1940. Several wholly-owned subsidiaries comprise the operating companies of 21st Century. They include Trident Technologies, Inc., which manufactures high-technology magnet-powered patching and sealing systems, Innovative Weaponry, Inc., maker of low light and no light tritium-powered gun sights, the Miniature Machine Corporation, manufacture of precision adjustable gun sights, Paramount Multiservices, Inc., a telemarketing firm and PrizeWise, Inc., a web-based marketing system which is being readied for a near future launch. Several other acquisitions are currently being studied.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Contact: Ron Garner, Equitilink, Inc., 877 788 1940